PROSPECTUS Dated November 10, 2004                 Pricing Supplement No. 49 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-117752
Dated November 10, 2004                                     Dated June 23, 2005
                                                                 Rule 424(b)(3)

                                  $12,000,000
                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                            Senior Fixed Rate Notes
                                --------------
                 .50% Capital Protected Notes due June 30, 2011
                   Based on the Value of the S&P 500 Index(R)

The notes will pay at maturity the principal amount of $10, plus a supplemental redemption amount, if any, based on the performance of the S&P 500 Index(R), as determined on six specified determination dates over the term of the notes. In no event, however, will the payment at maturity be less than the principal amount of $10.

o    The principal amount and issue price of each note is $10.

o We will pay interest at a rate of .50% per year (equivalent to $.05 per year) on the $10 principal amount of each note. Interest will be paid semi-annually, beginning December 30, 2005.

o At maturity, you will receive the principal amount of $10 per note plus a supplemental redemption amount, if any, equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value.

     o The initial index value is 1,200.73, the closing value of the S&P 500 Index on June 23, 2005, the day we priced the notes for initial sale to the public.

     o The final average index value will equal the arithmetic average of the closing values of the S&P 500 Index on June 30, 2006, June 30, 2007, June 30, 2008, June 30, 2009, June 30, 2010 and June 28, 2011,
          which we refer to as the determination dates.

o If the final average index value of the S&P 500 Index is less than or equal to the initial index value, you will receive only the principal amount of $10 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the S&P 500 Index or its component stocks.

o The notes have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the notes is "NPS."

o    The CUSIP number for the notes is 61746Y288.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-8.

                               ------------------
                               PRICE $10 PER NOTE
                               ------------------

                           Price to             Agent's           Proceeds to
                           Public(1)        Commissions(2)        Company(1)
                           ---------        --------------        -----------
Per note................    $10.00               $.30                $9.70
Total...................  $12,000,000          $360,000           $11,640,000

(1)  Plus accrued interest, if any, from the original issue date.

(2) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes--Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is based on the performance of the S&P 500 Index. These notes combine features of debt and equity by offering interest payments of .50% per year on the principal amount of each note and, at maturity, repayment of the issue price with the opportunity to participate in the upside potential of the S&P 500 Index.

     "Standard &Poor's(R)," "S&P(R)", "S&P 500(R)" and "S&P 500 Index(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.

Each note costs $10           We, Morgan Stanley, are offering you .50% Capital
                              Protected Notes due June 30, 2011 Based on the
                              Value of the S&P 500 Index(R), which we refer to as the notes. The principal amount and issue price of each note is $10.

                              The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

..50% interest on the          We will pay interest at a rate of .50% on the
principal amount              principal amount of each note per year. Interest
                              will be paid on June 30 and December 30 of each year, beginning December 30, 2005.

Payment at maturity           At maturity, for each note you hold, you will
                              receive the principal amount of $10 per note and the final semi-annual interest payment, plus a supplemental redemption amount if the final average index value of the S&P 500 Index is greater than the initial index value. The initial index value is 1,200.73, the closing value of the S&P 500 Index on June 23, 2005, the day we priced the notes for initial sale to the public. The final average index value will be the arithmetic average of the closing values of the S&P 500
                              Index on June 30, 2006, June 30, 2007, June 30,
                              2008, June 30, 2009, June 30, 2010 and June 28,
                              2011, which we refer to as the determination dates. If the final scheduled determination date is not a trading day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day following the final determination date as postponed. In no event, however, will the payment at maturity be less than the principal amount of $10.

                                            100% Principal Protection

                              At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

                                      The Supplemental Redemption Amount
                                          Based on the S&P 500 Index

                              The supplemental redemption amount will be equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value. If the final average index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                                supplemental         (final average index value - initial index value)
                                 redemption  = $10 x -------------------------------------------------
                                   amount                         initial index value

                              where

                              initial index value = 1,200.73, the closing value of the S&P 500 Index on June 23, 2005, the day we priced the notes for
                                                    initial sale to the public

                              final average = the arithmetic average of the closing values of the S&P 500
                              index value     Index on each of the six determination dates, as calculated by the calculation agent on the final determination date

                              If the final average index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount of $10 for each note that you hold and will not receive any supplemental redemption amount.

                              You can review the historical values of the S&P 500 Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank, N.A. (formerly known as JPMorgan Chase
                              Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final average index value, the percentage change in the S&P 500 Index and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as  The notes will be treated as "contingent payment
contingent payment debt       debt instruments" for U.S. federal income tax
instruments for U.S. federal  purposes, as described in the section of this
income tax purposes           pricing supplement called "Description of
                              Notes--United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                              "Description of Notes--United States Federal
                              Income Taxation" and the sections called "United
                              States Federal Taxation--Notes--Notes Linked to
                              Commodity Prices, Single Securities, Baskets of
                              Securities or Indices" and "United States Federal
                              Taxation--Backup Withholding" in the accompanying prospectus supplement.

                              If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more       The notes are senior notes issued as part of our
information on the notes      Series F medium-term note program. You can find a
                              general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and
                              "--Notes Linked to Commodity Prices, Single
                              Securities, Baskets of Securities or Indices."

                              Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes"
                              section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                       HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the final average index value is greater than the initial index value, for each $10 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated on the final determination date and is equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value.

     Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated. The example below excludes the final semi-annual interest payment payable at maturity.

Example:

The final average index value is 50% greater than the initial index value.

Hypothetical Initial Index Value:   1,200
Hypothetical Final Average Index Value:     1,800

              Supplemental Redemption             1,800 - 1,200
              Amount per note         =     $10 x ------------- = $5
                                                     1,200

     In the example above, the total payout at maturity per note will equal $15, which is the sum of the principal amount of $10 and a supplemental redemption amount of $5.

     The supplemental redemption amount, if any, is based on the final average index value, which equals the arithmetic average of the index closing values on six determination dates over the term of the notes. Because the index closing values may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the index closing values over the term of the notes on the amount payable to you at maturity. However, the index closing values may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below.

     The following four examples illustrate the payout at maturity on the notes for a range of hypothetical index closing values on each of the six determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average index value. The following examples do not take into account any interest payable on the notes.

     These examples are based on a hypothetical initial index value of 1,200 and an issue price per note of $10.00.

                                        ---------------------------------------------------------------
                                           Example 1       Example 2       Example 3       Example 4
                                        ---------------------------------------------------------------
                                         Index Closing   Index Closing   Index Closing   Index Closing
                                             Value           Value           Value           Value
                                        ---------------------------------------------------------------
                 1st Determination Date      1,300           1,100           1,300           1,150
                 2nd Determination Date      1,400           1,000           1,350           1,100
                 3rd Determination Date      1,500            900            1,400           1,050
                 4th Determination Date      1,600            800            1,300           1,000
                 5th Determination Date      1,700            700            1,200           1,100
               Final Determination Date      1,800            600            1,000           1,250
-------------------------------------------------------------------------------------------------------
             Final Average Index Value:      1,550            850            1,258           1,108
-------------------------------------------------------------------------------------------------------
        Supplemental Redemption Amount:      $2.92             $0             $.48            $0
-------------------------------------------------------------------------------------------------------
Payout at maturity on a $10 investment:      $12.92          $10.00          $10.48         $10.00
-------------------------------------------------------------------------------------------------------

o In Example 1, the index closing value increases on each determination date. Consequently, the final average index value of 1,550 is lower than the index closing value of 1,800 on the final determination date. At maturity, for each note the investor receives $12.92, the sum of the principal amount of $10.00 and the supplemental redemption amount of $2.92. The return on the notes at maturity represents a 29.2% increase above the issue price, which is less than the simple index return of 50% over the term of the notes.

o In Example 2, the index closing value decreases on each determination date. Consequently, the final average index value of 850 is higher than the index closing value of 600 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount. However, the investor receives the principal amount of $10.00 for each note at maturity, even though the simple index return declines 50% over the term of the notes.

o In Example 3, the index closing value reaches a high of 1,400 on the third determination date and declines on subsequent determination dates. At maturity, the final average index value of 1,258 is higher than the index closing value of 1,000 on the final determination date. At maturity, for each note the investor receives $10.48, the sum of the principal amount of $10.00 and the supplemental redemption amount of $.48. The return on the notes at maturity represents a 4.8% increase above the issue price, even though the simple index return declines 16.7% over the term of the notes.

o In Example 4, the index closing value declines on each of the first four determination dates to a low of 1,000 and increases on subsequent determination dates. At maturity, the final average index value of 1,108 is less than the index closing value of 1,250 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount, and the investor receives only the principal amount of $10.00 for each note at maturity. The return of only the principal amount of the notes at maturity is less than the simple index return of 4.1% over the term of the notes.

You can review the historical values of the index for the period from January 1, 2000 through June 23, 2005 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the S&P 500 Index based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest. Investing in the notes is not equivalent to investing directly in the S&P 500 Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than      We will pay interest at a rate of .50% on the
interest on ordinary notes       principal amount of each note per year. The
                                 interest rate is lower than the interest rate that we would pay on non-index linked notes maturing at the same time as the notes.
                                 Furthermore, because the supplemental
                                 redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The interest payments on the notes and return of only the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

The notes may not pay more       If the final average index value is less than
than the principal amount at     or equal to the initial index value, you will
maturity                         receive only the principal amount of $10 for
                                 each note you hold at maturity.

Secondary trading may be         There may be little or no secondary market for
limited                          the notes. Although the notes have been
                                 approved for listing on the American Stock
                                 Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                 currently intends to act as a market maker for the notes but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed. If at any time the notes were not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

Market price of the notes        Several factors, many of which are beyond our
will be influenced by many       control, will influence the value of the notes
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

                                 o    the value of the S&P 500 Index at any
                                      time and on specific determination dates

                                 o    the volatility (frequency and magnitude
                                      of changes in value) of the S&P 500 Index

                                 o    interest and yield rates in the market

                                 o    geopolitical conditions and economic,
                                      financial, political and regulatory or
                                      judicial events that affect the
                                      securities underlying the S&P 500 Index
                                      or stock markets generally and that may
                                      affect the final average index value

                                 o the time remaining to the maturity of the notes

                                 o    the dividend rate on the stocks
                                      underlying the S&P 500 Index

                                 o    our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the S&P 500 Index is at, below or not sufficiently above the initial index value or if market interest rates rise.

                                 You cannot predict the future performance of the S&P 500 Index based on its historical performance. We cannot guarantee that the final average index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions     Assuming no change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the original issue    which MS & Co. is willing to purchase notes in
price is likely to adversely     secondary market transactions will likely be
affect secondary market prices   lower than the original issue price, since the
                                 original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the notes is not    Investing in the notes is not equivalent to
equivalent to investing in the   investing in the S&P 500 Index or its
S&P 500 Index                    component stocks. The payout you receive at
                                 maturity on the notes will be based on the closing value of the S&P 500 Index on the six determination dates. It is possible for the final average index value to be lower than the initial index value even if the value of the S&P 500 Index at maturity is higher than the initial index value. A decrease in the value of the S&P 500 Index on any one determination date could more than offset the increases in the value of the S&P 500 Index on the other determination dates.

Adjustments to the S&P 500       Standard & Poor's Corporation, or S&P(R), is
Index could adversely affect     responsible for calculating and maintaining
the value of the notes           the S&P 500 Index. S&P can add, delete or
                                 substitute the stocks underlying the S&P 500
                                 Index or make other methodological changes that could change the value of the S&P 500
                                 Index. S&P may discontinue or suspend
                                 calculation or dissemination of the S&P 500
                                 Index. Any of these actions could adversely affect the value of the notes.

                                 S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing prices of the stocks underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

You have no shareholder rights   As an investor in the notes, you will not have
                                 voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

The economic interests of the    The economic interests of the calculation
calculation agent and other of   agent and other of our affiliates are
our affiliates are potentially   potentially adverse to your interests as an
adverse to your interests        investor in the notes.

                                 As calculation agent, MS & Co. will determine the initial index value and the final average index value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the S&P 500 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation."

                                 The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours have
by the calculation agent and     carried out, and will continue to carry out,
its affiliates could             hedging activities related to the notes (and
potentially adversely affect     possibly to other instruments linked to the
the value of the S&P 500 Index   S&P 500 Index or its component stocks),
                                 including trading in the stocks underlying the S&P 500 Index as well as in other instruments related to the S&P 500 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P 500
                                 Index on a regular basis as part of their general broker-dealer and other businesses.
                                 Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the initial index value and, as a result, could have increased the value at which the S&P 500 Index must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the S&P 500 Index on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated as     You should also consider the tax consequences
contingent payment debt          of investing in the notes. The notes will be
instruments for U.S. federal     treated as "contingent payment debt
income tax purposes              instruments" for U.S. federal income tax
                                 purposes, as described in the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation."
                                 Under this treatment, if you are a U.S.
                                 taxable investor, you will generally be
                                 subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                                 "Description of Notes--United States Federal
                                 Income Taxation" and the sections called
                                 "United States Federal Taxation--Notes--Notes
                                 Linked to Commodity Prices, Single Securities,
                                 Baskets of Securities or Indices" and "United
                                 States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $10 principal amount of any of our .50% Capital Protected Notes Due June 30, 2011 Based on the Value of the S&P 500 Index(R). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount...... $12,000,000

Original Issue Date
(Settlement Date)............... June 28, 2005

Maturity Date................... June 30, 2011, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the final Determination Date for calculating the Final Average Index Value.

                                 If, due to a Market Disruption Event or
                                 otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the final Determination Date as postponed. See "--Determination Dates" below.

Interest Rate................... The interest rate is .50% per year (equivalent to $.05 per year per Note).

Interest Payment Dates.......... Each June 30 and December 30, commencing
                                 December 30, 2005 to and including the
                                 Maturity Date.

                                 If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed rather than on June 30, 2011, but no interest will accrue on the Notes or on such payment during the period from or after the scheduled Maturity Date.

Record Date..................... The Record Date for each Interest Payment
                                 Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day.

Specified Currency.............. U.S. dollars

CUSIP Number.................... 61746Y288

Minimum Denominations........... $10

Issue Price..................... $10 (100%)

Maturity Redemption Amount...... At maturity, upon delivery of the Notes to the
                                 Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

                                 We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption Amount.. The Supplemental Redemption Amount will be equal to the product of $10 times the Index
                                 Percent Change; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final Determination Date.

Index Percent Change............ The Index Percent Change is a fraction, the numerator of which will be the Final Average
                                 Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value. The Index Percent Change is described by the following formula:

                                 (Final Average Index Value - Initial Index Value)
                                 -------------------------------------------------
                                                 Initial Index Value

Initial Index Value............. 1,200.73, which is the Index Closing Value on
                                 June 23, 2005, the day we priced the Notes for initial sale to the public.

Final Average Index Value....... The arithmetic average of the Index Closing
                                 Values on the six Determination Dates, as calculated by the Calculation Agent on the final Determination Date.

Index Closing Value............. The Index Closing Value on any Trading Day
                                 will equal the closing value of the S&P 500
                                 Index or any Successor Index (as defined under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the S&P 500 Index described under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation."

                                 In this "Description of Notes," references to the S&P 500 Index will include any Successor Index, unless the context requires otherwise.

Determination Dates............. The Determination Dates will be June 30, 2006,
                                 June 30, 2007, June 30, 2008, June 30, 2009,
                                 June 30, 2010 and June 28, 2011, in each case subject to adjustment for non-Trading Days or Market Disruption Events as described in the following two paragraphs.

                                 If any of the first five scheduled
                                 Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first five scheduled Determination Dates, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Trading Day in accordance with the formula for calculating the value of the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Trading Day of each security most recently constituting the S&P 500 Index.

                                 If June 28, 2011 (the final scheduled
                                 Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day..................... A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC ("AMEX"), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note............... Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or Subordinated
Note............................ Senior

Trustee......................... JPMorgan Chase Bank, N.A. (formerly known as
                                 JPMorgan Chase Bank)

Agent........................... Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Market Disruption Event......... Market Disruption Event means, with respect to the S&P 500 Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the S&P 500
                                 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index shall be based on a comparison of (x) the portion of the value of the S&P 500 Index attributable to that security relative to (y) the overall value of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange............... Relevant Exchange means the primary exchange or market of trading for any security then included in the S&P 500 Index or any Successor Index.

Alternate Exchange Calculation
  in Case of an Event
  of Default ................... In case an event of default with respect to the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable for each Note upon any acceleration of the Notes (the "Acceleration Amount") will be equal to (i) accrued but unpaid interest to but excluding the date of acceleration plus
                                 (ii) the $10 principal amount per Note plus
                                 (iii) the Supplemental Redemption Amount, if any, determined as though the Index Closing Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing Value on the date of acceleration.

                                 If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Calculation Agent............... MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                 All calculations with respect to the Final
                                 Average Index Value and the Supplemental
                                 Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Average Index Value, the Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P 500 Index............... We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                 The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                 The S&P 500 Index is calculated using a
                                 base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                 An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                 The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the "Index Divisor." By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P

                                 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                 To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

                                 The table below summarizes the types of S&P
                                 500 Index maintenance adjustments and
                                 indicates whether or not an Index Divisor adjustment is required.

                                                                                                   Divisor
                                                                                                  Adjustment
                                 Type of Corporate Action           Adjustment Factor              Required
                                 ------------------------   -----------------------------------   ----------
                                 Stock split                Shares Outstanding multiplied by 2;       No
                                   (i.e., 2-for-1)          Stock Price divided by 2

                                 Share issuance             Shares Outstanding plus                   Yes
                                   (i.e., change = 5%)      newly issued Shares

                                 Share repurchase           Shares Outstanding minus                  Yes
                                   (i.e., change = 5%)      Repurchased Shares

                                 Special cash dividends     Share Price minus Special Dividend        Yes

                                 Company Change             Add new company Market Value              Yes
                                                            minus old company Market Value

                                 Rights Offering            Price of parent company minus  Yes

                                                                     Price of Rights
                                                                     ---------------
                                                                       Right Ratio

                                 Spin-Off                    Price of parent company minus            Yes

                                                                    Price of Spinoff Co.
                                                                    --------------------
                                                                    Share Exchange Ratio

                                 Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                 Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500 Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                   Post-Event Aggregate Market Value
                                   --------------------------------- = Pre-Event Index Value
                                              New Divisor

                                                       Post-Event Market Value
                                         New Divisor = -----------------------
                                                        Pre-Event Index Value

                                 A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

                                 The S&P 500 Index and S&P's other U.S. indices will move to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company's outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company's own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices will move to full float adjustment.

                                 In this pricing supplement, unless the context requires otherwise, references to the S&P 500 Index will include any Successor Index and references to S&P will include any successor to S&P.

Discontinuance of the
  S&P 500 Index; Alteration
  of Method of Calculation...... If S&P discontinues publication of the S&P 500
                                 Index and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the

                                 AMEX, the Nasdaq National Market or the
                                 Relevant Exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three business days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Notes.

                                 If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the

                                 S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.......... The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the S&P 500 Index for each quarter in the period from January 1, 2000 through June 23, 2005. The Index Closing Value on June 23, 2005 was 1,200.73. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500 Index on the Determination Dates. We cannot give you any assurance that the Final Average Index Value will be higher than the Initial Index Value so that you will receive a payment in excess of the $10 principal amount per Note at maturity.

                                                                         S&P 500 Index
                                                                 High         Low       Period End
                                                               -------      -------     ----------
                                 2000
                                 First Quarter...........      1527.46      1333.36      1498.58
                                 Second Quarter..........      1516.35      1356.56      1454.60
                                 Third Quarter...........      1520.77      1419.89      1436.51
                                 Fourth Quarter..........      1436.51      1264.74      1320.28
                                 2001
                                 First Quarter...........      1373.73      1117.58      1160.33
                                 Second Quarter..........      1312.83      1103.25      1224.42
                                 Third Quarter...........      1236.72       965.80      1040.94
                                 Fourth Quarter..........      1170.35      1038.55      1148.08
                                 2002
                                 First Quarter...........      1172.51      1080.17      1147.39
                                 Second Quarter..........      1146.54       973.53       989.82
                                 Third Quarter...........       989.03       797.70       815.28
                                 Fourth Quarter..........       938.87       776.76       879.82
                                 2003
                                 First Quarter                  931.66       800.73       848.18
                                 Second Quarter .........      1011.66       858.48       974.50
                                 Third Quarter...........      1039.58       965.46       995.97
                                 Fourth Quarter..........      1111.92      1018.22      1111.92
                                 2004
                                 First Quarter...........      1157.76      1091.33      1126.21
                                 Second Quarter..........      1150.57      1084.10      1140.84
                                 Third Quarter...........      1129.30      1063.23      1114.58
                                 Fourth Quarter .........      1213.55      1094.81      1211.92
                                 2005
                                 First Quarter...........      1225.31      1163.75      1180.59
                                 Second Quarter (through
                                   June 23, 2005)........      1216.96      1137.50      1200.73

                                 Source: Bloomberg Financial Markets

Use of Proceeds and Hedging..... The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                 On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in futures or options contracts on the S&P 500 Index. Such purchase activity could potentially have increased the value of the S&P 500 Index, and therefore effectively increased the level of the S&P 500 Index that must prevail on the Determination Dates in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts or exchange traded funds on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activity will not affect the value of the S&P 500 Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution.................. Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $.30 per Note to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the Notes against payment therefor in New York, New York on June 28, 2005. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the S&P 500 Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                 General

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                 Brazil

                                 The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                 Chile

                                 The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                 Hong Kong

                                 The Notes may not be offered or sold in Hong
                                 Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                 Mexico

                                 The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                 Singapore

                                 This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
  S&P and Morgan Stanley........ S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Notes.

                                 The license agreement between S&P and Morgan
                                 Stanley provides that the following language must be set forth in this pricing supplement:

                                 The Notes are not sponsored, endorsed, sold or promoted by The S&P Stock Market, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500 Index(R) to track general stock market performance. The Corporations' only relationship to us (the "Licensee") is in the licensing of the S&P 500(R), S&P 500 Index(R) and S&P(R) trademarks or service marks and certain trade names of the Corporations and the use of the S&P 500 Index(R) which is determined, composed and calculated by S&P without regard to the Licensee or the Notes. S&P has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

                                 THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P 500 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 The "S&P(R)," "S&P 500(R)" and "S&P 500
                                 Index(R)" are trademarks of The S&P Stock
                                 Market, Inc. and have been licensed for use by Morgan Stanley. The Notes have not been passed on by the Corporations as to their legality or suitability. The Notes are not issued, endorsed, sold or promoted by the Corporations. THE

                                 CORPORATIONS MAKE NO WARRANTIES AND BEAR NO
                                 LIABILITY WITH RESPECT TO THE NOTES.

ERISA Matters for Pension Plans
  and Insurance Companies....... Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                 We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of Notes by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the Notes must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any Notes, no more than 15% of the Plan's assets should be invested in Notes.

                                 The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction or other rules of ERISA or the Code. In addition, purchasers of the Notes acquiring or holding the Notes with the assets of a governmental or church plan shall be deemed to represent by their purchase and holding of the Notes that such purchase or holding does not violate any prohibitions imposed under federal, state or local law or any other rules or similar regulations applicable to such plan.

United States Federal
  Income Taxation............... The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue

                                 Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                 o    certain financial institutions;
                                 o    tax-exempt organizations;
                                 o dealers and certain traders in securities or foreign currencies;
                                 o    investors holding a Note as part of a
                                      hedging transaction, straddle, conversion or other integrated transaction;
                                 o    U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar;
                                 o    partnerships;
                                 o    nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;
                                 o    corporations that are treated as
                                      controlled foreign corporations or
                                      passive foreign investment companies;
                                 o    Non-U.S. Holders, as defined below, that
                                      are owned or controlled by persons
                                      subject to U.S. federal income tax;
                                 o    Non-U.S. Holders for whom income or gain
                                      in respect of a Note is effectively
                                      connected with a trade or business in the United States; and
                                 o    Non-U.S. Holders who are individuals
                                      having a "tax home" (as defined in
                                      Section 911(d)(3) of the Code) in the
                                      United States.

                                 If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                 U.S. Holders

                                 This section applies to you only if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o    a citizen or resident of the United
                                      States;

                                 o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

                                 o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                 The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                 The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt, noncontingent instrument with terms otherwise similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield") and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is an annual rate of 4.2968% compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $10) consists of the stated coupon payments payable on June 30 and December 30 of each year, beginning December 30, 2005 and a projected amount equal to $12.5701 due at maturity.

                                 Assuming semi-annual accrual periods ending on June 30 and December 30 of each year, the following table states the amount of OID that will be deemed to have accrued with respect to a Note during each calendar period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                 TOTAL OID DEEMED
                                                                    OID          TO HAVE ACCRUED
                                                             DEEMED TO ACCRUE     FROM ORIGINAL
                                                                  DURING         ISSUE DATE (PER
                                                             CALENDAR PERIOD     NOTE) AS OF END
                                        CALENDAR PERIOD         (PER NOTE)      OF CALENDAR PERIOD
                                 -------------------------   ----------------   ------------------
                                 Original Issue Date
                                    through December 31,
                                    2005...................       $0.2172            $0.2172
                                 January 1, 2006 through
                                    December 31, 2006......       $0.4421            $0.6593
                                 January 1, 2007 through
                                    December 31, 2007......       $0.4591            $1.1184
                                 January 1, 2008 through
                                    December 31, 2008......       $0.4769            $1.5953
                                 January 1, 2009 through
                                    December 31, 2009......       $0.4954            $2.0907
                                 January 1, 2010 through
                                    December 31, 2010......       $0.5148            $2.6055

                                 January 1, 2011 through
                                    June 30, 2011..........       $0.2649            $2.8704

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments on a Note.

                                 Non-U.S. Holders

                                 This section applies to you only if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o    a nonresident alien individual;

                                 o    a foreign corporation; or

                                 o    a foreign trust or estate.

                                 Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note, will not be subject to U.S. federal income or withholding tax, provided that:

                                 o    such Non-U.S. Holder does not own,
                                      actually or constructively, 10% or more
                                      of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

                                 o    the certification required by Section
                                      871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                 Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding these certification requirements.

                                 Estate Tax. Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been

                                      o    subject to United States federal
                                           withholding tax (even if the W-8BEN
                                           certification requirement described
                                           above were satisfied), or

                                      o    effectively connected to the conduct
                                           by the holder of a trade or business
                                           in the United States.

                                 If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                 Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.